Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VYNE THERAPEUTICS INC.

VYNE THERAPEUTICS INC., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST: The current name of the Corporation is VYNE Therapeutics Inc.

SECOND: The amendment set forth in this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the Board of Directors of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

THIRD: Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth below:

“The name of the corporation is Yarrow Bioscience, Inc. (the “Corporation”).”

FOURTH: Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Certificate of Amendment shall be effective at 12:03 a.m. (Eastern Daylight Time) as of July 27, 2026.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on the 24th day of July, 2026.

VYNE THERAPEUTICS INC.

By:	/s/ Rebecca Frey
Name: Rebecca Frey
Title: Chief Executive Officer